UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2017

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Termination of Master Exchange Agreement

On February 9, 2017, following the failure to convene a special meeting of the stockholders of Uranium Resources, Inc. (the “Company”), which meeting would have considered for approval, among other things, certain transactions under the Master Exchange Agreement dated December 5, 2016, as amended by Amendment No. 1 dated December 14, 2016 and Amendment No. 2 dated January 20, 2017, (the “MEA”) by and between the Company and Esousa Holdings LLC (“Esousa”), the Company and Esousa agreed to terminate and did terminate the MEA in accordance with its terms.

Termination of RCF Loan Agreement

On February 9, 2017, following the failure to convene a special meeting of the stockholders of the Company, the Company repaid all amounts due and outstanding (including all accrued and unpaid interest) under that certain loan agreement dated November 13, 2013, as amended, by and among the Company, certain of its subsidiaries and Resource Capital Fund V L.P. (the “RCF Loan Agreement”). The RCF Loan Agreement was thereby terminated.  In connection with the termination of the RCF Loan Agreement, all security interests and pledges granted to RCF by the Company and certain of its subsidiaries were terminated and in due course will be released.

Item 8.01.  Termination of a Material Definitive Agreement.

On February 9, 2016, the Company paid RCF $5.5 million in cash, plus accrued and unpaid interest, to retire all of the obligations remaining under the RCF Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2017

URANIUM RESOURCES, INC.

By:      /s/ Jeffrey L. Vigil

Name:  Jeffrey L. Vigil

Title:   Vice President–Finance and Chief Financial Officer